Exhibit 99.1

Press Release

For more information contact:

Media Relations:	Investor Relations:
Judy DeRango Wicks Vice President Communications Fiserv, Inc. 678-375-1595	Peter Holbrook Vice President Investor Relations Fiserv, Inc. 262-879-5055
judy.wicks@fiserv.com	peter.holbrook@fiserv.com

For Immediate Release

Fiserv Reports Fourth Quarter and Full Year 2011 Results

Adjusted internal revenue growth of 4 percent and adjusted

EPS growth of 20 percent in the quarter;

Adjusted EPS increases 13 percent to a record $4.58 for the full year;

Company expects adjusted revenue growth of 4 to 6 percent and adjusted EPS growth of 10 to 14 percent in 2012

Brookfield, Wis., February 2, 2012 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of financial services technology solutions, today reported financial results for the fourth quarter and full year 2011.

GAAP revenue in the fourth quarter was $1.16 billion compared with $1.08 billion in the fourth quarter of 2010. Adjusted revenue was $1.08 billion in the fourth quarter compared with $1.03 billion in 2010, an increase of 6 percent. For the full year, GAAP revenue was $4.34 billion compared with $4.13 billion in 2010, and adjusted revenue was $4.07 billion compared with $3.93 billion in 2010, an increase of 4 percent.

GAAP earnings per share from continuing operations for the fourth quarter was $1.07 compared with $0.80, which included a loss from early debt extinguishment of $0.11 per share in the fourth quarter of 2010. GAAP earnings per share from continuing operations for the full year was $3.40, which included a loss from early debt extinguishment and severance expenses of $0.45 per share, compared with $3.34 in 2010, which included a loss from early debt extinguishment of $0.11 per share.

Adjusted earnings per share from continuing operations in the fourth quarter increased 20 percent to $1.27 compared with $1.06 in the comparable quarter of 2010. Adjusted earnings per share from continuing operations for the full year grew 13 percent to a record $4.58 compared with $4.05 in 2010.

“Revenue growth in the quarter was at its highest level in more than three years leading to our 26th consecutive year of double-digit adjusted EPS growth,” said Jeffery Yabuki, President and Chief Executive Officer of Fiserv. “Our market leading solutions have us well positioned to capitalize on important trends in the financial services industry.”

Press Release

Fourth Quarter and Full Year 2011

•	Adjusted revenue growth was 6 percent in the quarter and 4 percent for the full year.

•	Adjusted internal revenue growth was 4 percent in the quarter and 3 percent for the full year.

•

Adjusted operating margin increased 30 basis points in the quarter to 30.0 percent compared with the prior year period. For the full year, adjusted operating margin decreased 20 basis points to 29.2 percent compared with 2010.

•

Adjusted earnings per share increased 20 percent to $1.27 in the fourth quarter compared with $1.06 in the prior year period and increased 13 percent to $4.58 for the full year compared with $4.05 in 2010.

•	Free cash flow for the year was $734 million compared with $735 million in 2010.

•

The company repurchased 8.8 million shares for $533 million in 2011, which included 1.0 million shares in the fourth quarter. The company had approximately 4.7 million shares remaining under its existing share repurchase authorization at year-end.

•	The company signed 114 electronic bill payment clients and 54 debit clients in the quarter and 435 bill payment clients and 196 debit clients for the full year.

•

The company signed 219 person-to-person payments clients in the quarter and more than 580 in the full year. As of December 31, 2011, nearly 1,400 financial institutions have agreed to offer person-to-person payments from Fiserv.

•	A number of new and expanded client relationships occurred in the quarter including:

•

Capital Bank, NA, based in Maryland with $335 million in assets, selected Premier® from Fiserv as its account processing platform. The Bank also agreed to implement Consumer and Commercial Credit Full Service for credit card management, Retail Online™ and Business Online™ for online banking, Mobiliti™ for mobile banking, AccountCreateSM for online account opening, CheckFree® RXP® for retail and business bill payment, and ZashPay® for person-to-person payments.

•

Capitol Federal Savings Bank, a $9 billion bank based in Topeka, Kan., expanded its relationship with Fiserv. Capitol Federal will upgrade to the latest version of Corillian Online® and add integrated personal financial management capabilities via Personal Money Manager™ as well as integrated marketing capabilities via Campaign Manager. The bank also selected Mobiliti from Fiserv to deliver mobile banking via all three major access modes, and will add cross-channel money movement capabilities including person-to-person payments and the CheckFree RXP suite for bill payment, same day payments and account-to-account transfers.

•

First Interstate BancSystem, Inc., a multi-state, $7.3 billion banking organization headquartered in Billings, Mon., selected Popmoney® for person-to-person payments and TransferNow® for account-to-account payments. An existing Fiserv client with an integrated suite of solutions, First Interstate Bank also uses the Premier account processing platform, check image processing, eStatements, Business Analytics, Asset Liability Manager, Prime™, CheckFree RXP for bill payment, CheckFree Small Business and Branch Source Capture™.

•

IBERIABANK Corporation, an $11.6 billion bank headquartered in Louisiana, selected PEP+®, an online, real-time solution for quick and efficient origination and receipt of payments through the automated clearing house (ACH). The bank also uses Source Capture Solutions® from Fiserv, the Fiserv Clearing Network and a full suite of Fiserv debit solutions including debit processing and enhanced chargebacks, Premier Analytics™, CardVisionSM, ATM Device Driving and Monitoring, the ACCEL/Exchange® PIN-debit network and UChoose Rewards®.

Press Release

•

Lincoln Financial Group, a financial services firm headquartered in Pennsylvania with $153 billion in assets, agreed to implement Retirement Illustrator Manager from Fiserv. Fiserv partnered closely with Lincoln Financial to develop this innovative new solution that helps its customers with retirement forecasting and planning.

•

Members Credit Union, a $232 million institution serving more than 50,000 members in Winston-Salem, N.C., selected the XP2® account processing platform from Fiserv. The credit union also chose Integrated DesktopSM with debit processing, LynxGate® for switch gateway processing and ConvergeIT®: IVR for audio response from Fiserv.

•

Navigant Credit Union of Smithfield, R.I. with $1.2 billion in assets, chose the Acumen® account processing platform from Fiserv as well as several integrated solutions including the ACCEL/Exchange PIN-debit network, ATM Device Driving and Monitoring, WireXchange® for wire transfer processing, EnFact® network services for fraud detection, Nautilus® for document imaging, Prism Analytics™ for member relationship management, the Prologue™ accounting suite, and solutions for check and debit processing.

•

Navy Federal Credit Union, the world’s largest credit union with $47 billion in assets and 3.9 million members worldwide, expanded its relationship with Fiserv by selecting Corillian Online to transform its internet banking experience, Campaign Manager, Fraud Detection SystemSM and Personal Money Manager from Fiserv. The credit union currently uses numerous Fiserv solutions, including CheckFree RXP for bill payment, Nautilus for enterprise content management for mortgage lending, Secure Lending™ and UniFi® Pro Mortgage for loan origination capabilities.

•

Pinnacle National Bank, a member of Pinnacle Financial Partners, Inc., the second largest bank-holding company headquartered in Tennessee with $4.9 billion in assets, agreed to implement the ACCEL/Exchange PIN-debit network, as well as Member Advantage, ATM Device Driving and Monitoring, Risk OfficeSM and debit processing services from Fiserv.

•

PSB Bank N.V. in Curacao, with 25,000 customers and $160 million in assets, selected the Signature® bank platform from Fiserv for account processing. The bank will also use Teller™ and Aperio™ branch platform for Signature, AML Manager and Fraud Risk Manager™ from Fiserv.

•

Regions Bank, a $127 billion institution headquartered in Birmingham, Ala. and operating in 16 states, expanded its relationship with Fiserv. An existing client of Corillian Online for retail online banking, the bank will implement Corillian® Business Online for small business banking. Regions will also expand its Fiserv-supported money movement options by adding interbank account-to-account transfer capabilities. The bank already offers a person-to-person payment option supported by Fiserv.

•

Suncoast Schools Federal Credit Union, located in Tampa, Fla. and the 13th largest credit union in the United States with $5 billion in assets, selected the Acumen account processing platform from Fiserv. Suncoast will also use Teller Source Capture™ and card production and statement services from Fiserv.

Outlook for 2012

Fiserv expects 2012 adjusted revenue growth to be in a range of 4 to 6 percent and adjusted internal revenue growth to be in a range of 3.0 to 4.5 percent. The company also expects 2012 adjusted earnings per share to be in a range of $5.04 to $5.20, which represents growth of 10 to 14 percent over $4.58 in 2011.

“Two consecutive years of strong sales along with the introduction of new, highly valued solutions, have us well positioned to deliver additional client value and enhance growth,” said Yabuki.

Press Release

Earnings Conference Call

The company will discuss its fourth quarter and full year 2011 results on a conference call and webcast at 4 p.m. CST on Thursday, February 2, 2012. To register for the event, go to www.fiserv.com and click on the Q4 Earnings Webcast icon. Supplemental materials will be available in the “Investor Relations” section of the website.

About Fiserv

Fiserv, Inc. (NASDAQ: FISV) is a leading global technology provider serving the financial services industry. Fiserv is driving innovation in payments, processing services, risk and compliance, customer and channel management, and business insights and optimization. For six of the past eight years, Fiserv ranked No. 1 on the FinTech 100, an annual international listing of the top technology providers to the financial services industry. For more information, visit www.fiserv.com.

Press Release

Use of Non-GAAP Financial Measures

We supplement our reporting of revenue, operating income, income from continuing operations and earnings per share information determined in accordance with GAAP by using “adjusted revenue,” “adjusted operating income,” “adjusted income from continuing operations,” “adjusted earnings per share,” “adjusted operating margin,” “free cash flow” and “adjusted internal revenue growth” in this earnings release. Management believes that adjustments for certain non-cash or other expenses and the exclusion of certain pass-through revenue and expenses enhance our shareholders’ ability to evaluate our performance because such items do not reflect how we manage our operations. Therefore, we exclude these items from GAAP revenue, operating income, income from continuing operations and earnings per share to calculate these non-GAAP measures.

Examples of non-cash or other items may include, but are not limited to, non-cash intangible asset amortization expense associated with acquisitions, severance costs, charges associated with early debt extinguishment, merger costs, certain integration expenses related to acquisitions and certain costs associated with the achievement of the company’s operational effectiveness objectives. We exclude these items to more clearly focus on the factors we believe are pertinent to the management of our operations, and we use this information to allocate resources to our various businesses.

Free cash flow and adjusted internal revenue growth are non-GAAP financial measures and are described on page 12. We believe free cash flow is useful to measure the funds generated in a given period that are available for strategic capital decisions. We believe adjusted internal revenue growth is useful because it presents revenue growth excluding all acquired revenue and postage reimbursements in our Output Solutions business. We believe this supplemental information enhances our shareholders’ ability to evaluate and understand our core business performance.

These non-GAAP measures should be considered in addition to, and not as a substitute for, revenue, operating income, income from continuing operations and earnings per share or any other amount determined in accordance with GAAP. These non-GAAP measures reflect management’s judgment of particular items and may not be comparable to similarly titled measures reported by other companies.

Press Release

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated adjusted earnings per share, adjusted revenue growth and adjusted internal revenue growth. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should” or words of similar meaning. Statements that describe the company’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may affect the company’s results include, among others: the impact on the company’s business of the current state of the economy, including the risk of reduction in revenue resulting from decreased spending on the products and services that the company offers or from the elimination of existing or potential clients due to consolidation or financial failures in the financial services industry; legislative and regulatory actions in the United States, including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations, and internationally; the company’s ability to successfully integrate recent acquisitions into the company’s operations; changes in client demand for the company’s products or services; pricing or other actions by competitors; the impact of the company’s strategic initiatives; the company’s ability to comply with government regulations, including privacy regulations; and other factors included in the company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2010 and in other documents that the company files with the SEC. You should consider these factors carefully in evaluating forward-looking statements, and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward-looking statements, which speak only as of the date of this press release.

Press Release

Fiserv, Inc.

Condensed Consolidated Statements of Income

(In millions, except per share amounts, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenue
Processing and services	$915	$870	$3,543	$3,415
Product	246	208	794	718

Total revenue	1,161	1,078	4,337	4,133

Expenses
Cost of processing and services	498	473	1,941	1,853
Cost of product	165	140	601	533
Selling, general and administrative	217	198	799	740

Total expenses	880	811	3,341	3,126

Operating income	281	267	996	1,007
Interest expense - net	(44)	(48)	(182)	(188)
Loss on early debt extinguishment (1)	—	(26)	(85)	(26)

Income from continuing operations before income taxes and income from investment in unconsolidated affiliate	237	193	729	793
Income tax provision	(88)	(77)	(256)	(301)
Income from investment in unconsolidated affiliate	4	3	18	14

Income from continuing operations	153	119	491	506
Loss from discontinued operations	(10)	(3)	(19)	(10)

Net income	$143	$116	$472	$496

GAAP earnings (loss) per share - diluted:
Continuing operations	$1.07	$0.80	$3.40	$3.34
Discontinued operations	(0.07)	(0.02)	(0.13)	(0.07)

Total	$1.01	$0.78	$3.28	$3.27

Diluted shares used in computing earnings (loss) per share	142.3	149.8	144.2	151.7

(1)

In 2011 and 2010, the company issued $1.0 billion and $750 million of senior notes, respectively, in public debt offerings. The company used a portion of the proceeds from the offerings to repurchase $1.25 billion ($1.0 billion in 2011 and $250 million in 2010) of its outstanding 6.125% senior notes due in 2012. The premium paid on the early retirement of debt and other costs associated with the transactions resulted in pre-tax charges of $85 million ($0.37 per share after-tax) in 2011 and $26 million ($0.11 per share after-tax) in 2010.

Press Release

Fiserv, Inc.

Reconciliation of GAAP to Adjusted Income and

Earnings Per Share from Continuing Operations

(In millions, except per share amounts, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
GAAP income from continuing operations	$153	$119	$491	$506
Adjustments:
Merger and integration costs	2	—	17	—
Severance costs	—	—	18	—
Amortization of acquisition-related intangible assets	42	38	157	148
Loss on early debt extinguishment (1)	—	26	85	26
Tax impact of adjustments	(16)	(24)	(101)	(66)
Tax benefit (2)	—	—	(3)	—
Gain on sale of business by unconsolidated affiliate (3)	—	—	(3)	—

Adjusted income from continuing operations	$181	$159	$661	$614

GAAP earnings per share - continuing operations	$1.07	$0.80	$3.40	$3.34
Adjustments - net of income taxes:
Merger and integration costs	0.01	—	0.07	—
Severance costs	—	—	0.08	—
Amortization of acquisition-related intangible assets	0.19	0.15	0.69	0.60
Loss on early debt extinguishment (1)	—	0.11	0.37	0.11
Tax benefit (2)	—	—	(0.02)	—
Gain on sale of business by unconsolidated affiliate (3)	—	—	(0.02)	—

Adjusted earnings per share	$1.27	$1.06	$4.58	$4.05

(1)	See footnote on page 7.

(2)	Adjustment for a GAAP income tax benefit recognized in the third quarter of 2011 in connection with the resolution of a purchase accounting income tax reserve.

(3)	Adjustment for the ratable share of a gain on sale of a business recognized in the third quarter of 2011 by StoneRiver Group, L.P., in which Fiserv owns a 49% interest.

See page 5 for disclosures related to the use of non-GAAP financial information. Earnings per share is calculated using actual, unrounded amounts.

Press Release

Fiserv, Inc.

Financial Results by Segment

(In millions, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Total Company
Revenue	$1,161	$1,078	$4,337	$4,133
Output Solutions postage reimbursements	(77)	(51)	(266)	(204)

Adjusted revenue	$1,084	$1,027	$4,071	$3,929

Operating income	$281	$267	$996	$1,007
Merger and integration costs	2	—	17	—
Severance costs	—	—	18	—
Amortization of acquisition-related intangible assets	42	38	157	148

Adjusted operating income	$325	$305	$1,188	$1,155

Operating margin	24.3%	24.8%	23.0%	24.4%
Adjusted operating margin	30.0%	29.7%	29.2%	29.4%

Payments and Industry Products (“Payments”)
Revenue	$635	$581	$2,381	$2,208
Output Solutions postage reimbursements	(77)	(51)	(266)	(204)

Adjusted revenue	$558	$530	$2,115	$2,004

Operating income	$174	$167	$656	$625

Operating margin	27.4%	28.7%	27.5%	28.3%
Adjusted operating margin	31.2%	31.5%	31.0%	31.2%

Financial Institution Services (“Financial”)
Revenue	$540	$506	$2,004	$1,951

Operating income	$178	$161	$613	$591

Operating margin	33.1%	31.7%	30.6%	30.3%

Corporate and Other
Revenue	$(14)	$(9)	$(48)	$(26)

Operating loss	$(71)	$(61)	$(273)	$(209)
Merger and integration costs	2	—	17	—
Severance costs	—	—	18	—
Amortization of acquisition-related intangible assets	42	38	157	148

Adjusted operating loss	$(27)	$(23)	$(81)	$(61)

See page 5 for disclosures related to the use of non-GAAP financial information. Operating margin percentages are calculated using actual, unrounded amounts.

Press Release

Fiserv, Inc.

Condensed Consolidated Statements of Cash Flows - Continuing Operations

(In millions, unaudited)

	Years Ended
	December 31,
	2011	2010
Cash flows from operating activities
Net income	$472	$496
Adjustment for discontinued operations	19	10
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	192	191
Amortization of acquisition-related intangible assets	157	148
Share-based compensation	39	39
Deferred income taxes	29	37
Loss on early debt extinguishment	85	26
Dividends from unconsolidated affiliate	12	40
Settlement of interest rate hedge contracts	(6)	—
Other non-cash items	(26)	(21)
Changes in assets and liabilities, net of effects from acquisitions:
Trade accounts receivable	(83)	(12)
Prepaid expenses and other assets	(25)	4
Accounts payable and other liabilities	78	(26)
Deferred revenue	10	26

Net cash provided by operating activities	953	958

Cash flows from investing activities
Capital expenditures, including capitalization of software costs	(192)	(175)
Payments for acquisitions of businesses, net of cash acquired	(511)	(9)
Dividends and loan repayments from unconsolidated affiliate	42	49
Other investing activities	(4)	19

Net cash used in investing activities	(665)	(116)

Cash flows from financing activities
Proceeds from long-term debt	1,189	748
Repayments of long-term debt, including premium and costs	(1,226)	(1,060)
Issuance of common stock and treasury stock	73	62
Purchases of treasury stock	(533)	(413)
Other financing activities	(1)	(8)

Net cash used in financing activities	(498)	(671)

Change in cash and cash equivalents	(210)	171
Net cash flows from discontinued operations	(16)	29
Beginning balance	563	363

Ending balance	$337	$563

Press Release

Fiserv, Inc.

Condensed Consolidated Balance Sheets

(In millions, unaudited)

	December 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$337	$563
Trade accounts receivable – net	666	572
Deferred income taxes	44	37
Prepaid expenses and other current assets	309	245

Total current assets	1,356	1,417

Property and equipment – net	258	267
Intangible assets – net	1,881	1,879
Goodwill	4,720	4,377
Other long-term assets	333	341

Total assets	$8,548	$8,281

Liabilities and Shareholders’ Equity
Accounts payable and accrued expenses	$836	$537
Current maturities of long-term debt	179	3
Deferred revenue	369	351

Total current liabilities	1,384	891

Long-term debt	3,216	3,353
Deferred income taxes	617	627
Other long-term liabilities	73	181

Total liabilities	5,290	5,052
Shareholders’ equity	3,258	3,229

Total liabilities and shareholders' equity	$8,548	$8,281

Press Release

Fiserv, Inc.

Selected Non-GAAP Financial Measures

(In millions, unaudited)

Adjusted Internal Revenue Growth (1)	Three Months Ended December 31, 2011	Year Ended December 31, 2011
Payments Segment	2%	4%
Financial Segment	6%	3%

Total Company	4%	3%

(1)

Adjusted internal revenue growth is measured as the increase in adjusted revenue (see page 9), excluding all acquired revenue, for the current period divided by adjusted revenue from the prior year period. Acquired revenue was $18 million ($16 million in the Payments segment and $2 million in the Financial segment) for the fourth quarter of 2011 and $30 million ($26 million in the Payments segment and $4 million in the Financial segment) for the full year.

	Years Ended December 31,
Free Cash Flow (2)	2011	2010
Net cash provided by operating activities	$953	$958
Capital expenditures	(192)	(175)
Dividend from unconsolidated affiliate (3)	(12)	(40)
Other adjustments (4)	(15)	(8)

Free cash flow	$734	$735

(2)

Free cash flow is calculated as net cash provided by operating activities less capital expenditures, and excludes items which management believes may not be indicative of the future free cash flow of the company.

(3)

In 2011 and 2010, the company received cash dividends from StoneRiver Group, L.P., in which Fiserv owns a 49% interest, of $54 million and $61 million, respectively. The portions of these dividends that represent a return on the company’s investment in 2011 and 2010 were $12 million and $40 million, respectively, and are reported in cash flows from operating activities. The remaining portions of the dividends are reported in cash flows from investing activities. The total amount of dividends has been excluded from free cash flow.

(4)

Free cash flow excludes the net change in settlement assets and obligations, tax-effected severance, merger and integration payments, tax benefits on early debt extinguishment, and payments for the settlement of interest rate hedge contracts.

See page 5 for disclosures related to the use of non-GAAP financial information.

FISV-E

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